Exhibit 10.1

Norwegian Shipbrokers’ Association’s Memorandum
of Agreement for sale and purchase of
ships. Adopted by The Baltic and International
Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Dated: 19th of February 2010	Revised 1966, 1983 and 1986/87.

Inta Navigation Ltd., Malta hereinafter called the Sellers, have agreed to sell, and Baltic Trading Limited or nominee, who’s performance always to be guaranteed by Baltic Trading Limited hereinafter called the Buyers, have agreed to buy

Name: M/V Inta

Classification Society/Class: BV

Built: 2009	By: Dayang Shipbuilding

Flag: Malta	Place of Registration: Valletta, Malta

Call Sign:	Grt/Nrt:

Register Number: IMO 9387360

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                      Purchase Price US $35,000,000 (United States Dollars Thirty Five million only)

2.                                      Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 banking days from the date of this Agreement being signed/exchanged by both parties by fax or e-mail and/or joint account established whichever the later.  This deposit shall be placed with and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers. If the Buyers subjects are not lifted, Buyers deposit to be returned with interest, if any.

3.                                      Payment

The said Purchase Price shall be paid in full free of bank charges to Sellers nominated bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                                      Inspections

a)*                               The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have waived their right to physically inspect the Vessel.  The sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.                                      Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 21 and 14 days approximate notice of the intended port and delivery date of and 7 and 3 days definite notice of the delivery of the Vessel and her delivery port. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage in the range of Singapore-Japan, UK-Cont, Med not east of Greece, USEC, USG in the Sellers’ option. The vessel is not to be delivered at any port in which an entity subject to U.S. laws is not permitted to accept delivery including Cuba, Iran, North Korea, Sudan, Syria and Burma/Myanmar.

Expected time of delivery: 15th of March 2010 — 31st of April 2010, exact date in sellers option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 31st of April, 2010 in Buyer’s option.

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                      Drydocking/Divers Inspection

b)**                       (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)                                      If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                                  6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.                                      Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of signing this Agreement used or unused, whether on board or not shall become the Buyers’ property. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.  All stores, manuals, instruction books, charts, plans likewise and provisions shall be included in the sale and be taken over by the Buyers without extra payment. The Sellers also to leave onboard:

1)              SOPEP

2)              Ballast Management Plan

3)              Compulsory ISM Library

4)              Continuous Synopls Record

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Victualling which are property of the catering company, Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well.  However, sellers shall provide inventory list of spare parts on board to Buyers soon after this Agreement has been signed and 10 percent deposit lodged. There are no hired items at the time of inspection except UNITOR gas bottles.

The Buyers shall take over the remaining bunkers, which to be sufficient to reach nearest main bunkering port with the usual safety margin, and unused lubricating oils in designated storage tanks and sealed drums and pay Sellers net invoiced prices (excluding barging expenses) and for luboils in tanks and unbroached drums as evidenced by invoices and supporting vouchers.  Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                      Documentation

The place of closing: to be mutually agreed

Delivery procedure to be mutually agreed between the Sellers and Buyers. The delivery of the Vessel and closing may be at different venues, but at the same date and time.

In order to enable the Buyers to obtain clear title on delivery and to register the Vessel Buyers and Sellers shall provide a list of delivery documents which are to be mutually agreed and attached to this Agreement in the form of an Addendum. Any such documents for purpose of registering the Vessel should be the documents which can reasonably be obtained by the Sellers.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                               Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national and international certificates, as well as all other certificates the Vessel had at the time of signing this Agreement, valid and unextended for at least 4 months from the date of delivery without condition/recommendation* by Class or the relevant authorities at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspections according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                                         Notes, if any, in the surveyor’s report which is accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                               Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                               Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                               Buyers’ representatives

After the lodge of deposit amount in the joint account the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense for the purpose of familiarization only, and they shall not interfere in any respect with the operation of the crew and/or Vessel until time of the delivery of the Vessel to the Buyers. Buyers have the right to change their actual representatives from time to time but always to be in keeping with the above. The Buyers’ representatives shall sign the Sellers’ letter of indemnity in the form of the Sellers P + I club wording prior to their embarkation.

16.                               Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

*                                         16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17                                  Subjects

Buyer’s obligations hereunder are subject to an initial public offering being completed by Baltic Trading Limited on or prior to March 16, 2010. In the event such an offering is not completed on or prior to such date, either Buyers or Sellers may terminate this agreement by written notice to the other without any liability or payment (other than the return of Buyer’s deposit, with interest, if any, as provided in Clause 2)

SIGNATURES

/s/ Robert Gerald Buchanan	/s/ Tugrul Tokgoz

ON BEHALF OF BUYERS	ON BEHALF OF SELLERS
NAME: /S/ Robert Gerald Buchanan	NAME: Tugrul Tokgoz
TITLE: Attorney in Fact	TITLE: Director